Gran Tierra Energy Inc. Announces Third Quarter 2017 Results Highlighted by Strong Financial Performance, Record Company Production and Continued Success in the Putumayo and Middle Magdalena Valley Basins

CALGARY, ALBERTA, November 2, 2017, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE), today announced its financial and operating results for the quarter ended September 30, 2017. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on a working interest ("WI") before royalties basis unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed November 2, 2017.

Key Highlights

•
Colombia only average production in the third quarter 2017 ("the Quarter") was 32,570 barrels of oil equivalent per day (“BOEPD”), which was 14% higher compared with 28,481 BOEPD in the first quarter of 2017 and 8% higher compared with 30,098 BOEPD in the second quarter of 2017 (the "Prior Quarter").

•
Increased total Company average production in the Quarter to 32,570 BOEPD, 26% higher compared with total Company average production in third quarter 2016 of 25,835 BOEPD. The Company increased production despite the sale of its Brazil assets on June 30, 2017, which had average production in the Prior Quarter of 1,339 BOEPD, and other non-core asset sales of approximately 950 BOEPD in November 2016. The Quarter's average production before royalties was 4% or 1,133 BOEPD higher compared with the Prior Quarter, largely because of record Company production from development activities in the Acordionero field.

•	Continued significant exposure to oil price strength with oil representing 99% of total Company production in the Quarter.

•	Demonstrated ongoing strong financial performance in the third quarter 2017:

◦	Net income of $3 million compared with net loss of $7 million in the Prior Quarter. Net loss in the Prior Quarter included loss on sale of the Company's Brazil business unit of $9 million;

◦	Funds flow from operations[1] increased by 8% to $55 million compared with the Prior Quarter and 134% from the third quarter 2016 while the Brent price only increased 11% from third quarter 2016;

◦	Oil and gas sales increased by 4% compared with the Prior Quarter to 27,447 BOEPD and by 28% relative to the third quarter of 2016.

◦
Despite only a 2% increase in Brent price from the Prior Quarter, operating netback[1] increased by 8% compared with the Prior Quarter to $23.58 per BOE and increased by 48% relative to third quarter of 2016;

◦	Operating expenses per BOE decreased by 4% compared with the Prior Quarter to $9.12 per BOE as a result of higher production during the Quarter;

◦
Transportation expenses per BOE decreased by 11% compared with the Prior Quarter to $2.02 per BOE due to the increased use of transportation routes that had lower costs than the routes used in the Prior Quarter;

◦	General and administrative ("G&A") expenses per BOE decreased by 13% compared with the Prior Quarter to $2.33 per BOE;

◦
The Company exited the Quarter with approximately $195 million of liquidity comprised of $180 million of undrawn capacity on its $300 million credit facility and $15 million of cash. On September 18, 2017, the Company entered into an amendment to its credit agreement, which, among other things, extended the maturity date of the borrowings under its revolving credit facility from September 18, 2018 to October 1, 2018. Subject to documentation, the maturity date is expected to be further extended to November 2020 and the borrowing base is expected to be confirmed at $300 million until May 2018.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "We are just over two years into our strategy of focusing the Company on full-cycle value creation in Colombia. Our 2016 acquisitions have provided an exciting exploration and production portfolio in proven hydrocarbon producing basins with mature transportation infrastructure. Being operator in more than 90% of our assets allows sustainable production growth and cash flow to fund our organic programs (exploration and enhanced oil recovery) and ultimately value creation measured in net asset value per share.

Our portfolio in Colombia continued to deliver strong production growth and cash flow generation during the Quarter, even after giving effect to the sale of our Brazilian assets. Our consolidated production increased 5% from the first to second quarter 2017 and 4% from the second to third quarter 2017, highlighting the strength of our core assets and the success of our Acordionero drilling program and exploration discoveries. Production from new wells at Acordionero continues to exceed expectations and the field generated an average of 10,743 BOEPD during the Quarter and an exit rate of 12,870 BOEPD, as compared to the 4,730 BOEPD at the time of purchase in August 2016.

We continue to drive down costs and, with our increased production combined with our attractive netbacks, net income of $3 million was achieved in the Quarter. Funds flow from operations rose to $55 million in the Quarter, an increase of 8% from the Prior Quarter and 22% from the first quarter 2017. Capital expenditures exceeded funds from operations in the Quarter primarily because of the successful 95 square kilometers ("km") of three dimensional ("3D") seismic shoots in the Putumayo-7 block. Despite an active capital program, we are generating free cash flow from our three core fields - Acordionero, Costayaco, and Moqueta.

During the Quarter, in the Middle Magdalena Valley ("MMV") Basin, the Acordionero field continues to exceed our expectations in all aspects, including operating and drilling costs, reservoir quality and continuity, oil quality, and well productivity. During the Quarter, we successfully injected high-rate water into the Lisama A sands where most of the original oil-in-place is located and we plan to be continuously injecting pilot water into the Lisama A and C reservoirs by the end of the 2017. We are also on track with construction of production and injection facilities for full injection and voidage replacement planned to begin through the course of 2018. When we acquired these assets in August 2016, all of the MMV Basin fields, including Acordionero, were producing 5,620 BOEPD and approximately 13 months later to September 30, 2017, the fields produced 11,565 BOEPD during the Quarter with an exit rate of 13,639 BOEPD. Also, in the 13 months since the acquisition, the MMV Basin properties have generated $116 million of oil and gas sales, $85 million of operating netback and incurred $66 million of capital expenditures. We are also finalizing the completion of the surface drilling locations for the Ayombero and Totumillo exploration prospects in the MMV Basin and both wells are anticipated to be drilled within the next three months.

In the Putumayo Basin, production was negatively impacted from continued outages on the regional electric power grid supplied by an interim substation which was installed by the local utility company after the Mocoa disaster in April 2017. The outages force us to temporarily shut in both production and, more importantly, water injection in the Costayaco and Moqueta fields. By the end of 2017, we are scheduled to be generating all our own electric power at the Costayaco central facility with our gas-to-power project, which was started in 2016, and which will help with reliability for the regional consumers and in our producing fields.

In addition to the power outages, the Costayaco-29 horizontal well in the A-Limestone has to date underperformed our expectations. While we are very encouraged by the light oil and low water-cut production, sustainable production rates from the initial 60% of the well that was stimulated have not met our expectations. Currently, our A-Limestone vertical wells in the Costayaco field and Vonu-1 are outperforming Costayaco-29. We are currently working with an integrated Halliburton team to optimize further stimulation treatments of this well, including the 40% of the wellbore which has yet to be stimulated. As expected in any new play, there is a learning curve which we are quickly navigating.

During the Prior Quarter, we drilled and completed the directional Vonu-1 exploration well in the Putumayo-1 Block (Gran Tierra operator and 55% WI). Based on logs, the well had 127 net feet of oil pay throughout five zones. After testing light oil from the Villeta U Sand, we brought the Vonu-1 well online on July 21, 2017, for long-term production testing from the A-Limestone only. Since that time, the well has averaged 1,803 BOEPD (100% gross) or 992 BOEPD WI and is currently producing 1,925 BOEPD (100% gross) or 1,059 BOEPD WI. Vonu-1 has proved to be our strongest A-Limestone well to date in terms of oil production performance.

During September and October 2017, we drilled and cased the Siriri-1 exploration well in the Putumayo-4 Block (Gran Tierra operator and 100% WI), approximately 40 km from the Vonu-1 well. Based on log analysis, we encountered an estimated 216 feet of net oil pay across five zones, including 70 feet in the A-Limestone and 64 feet in the potential new oil play of the B-Limestone.

We completed a 52 square km 3D seismic program in the Putumayo-7 Block (Gran Tierra operator and100% WI) during the Quarter and plan on drilling the Northwest-1 and Pomorroso-1 exploration wells on the basis of this newly acquired 3D seismic over the next three months. Both prospects are designed to target the N Sand, A-Limestone and U Sand. In addition, the 43 square km 3D seismic program shot over the Cumplidor-Confianza-Alpha discoveries was also completed in the Quarter and is expected to assist in prioritizing development and waterflooding plans for the light oil tested in the N Sand, A-Limestone and U Sand.

We are very encouraged by the continued success in the A-Limestone and our technical and operational teams have done a tremendous job, from developing a new play concept in September 2016 to having had success in the A-Limestone throughout the Putumayo Basin. We have a very strong land position in the Putumayo with 16 blocks and 1.1 million gross acres covering the main exploration fairways for multi-horizon potential in the limestone and sandstone plays.

While the activity we had forecasted has materialized more slowly than anticipated, Gran Tierra's Colombia only production has increased 14% from the first quarter of 2017 and 8% from the Prior Quarter as we continue to unlock significant value with conventional sandstone and A-Limestone resources in the Putumayo Basin and strongly grow production in the MMV Basin."

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net Income (Loss)	$3,130	$(6,807)	$(229,619)	$9,094	$(338,210)
Per Share - Basic and Diluted	$0.01	$(0.02)	$(0.71)	$0.02	$(1.11)

Oil and Gas Sales	$103,768	$96,128	$68,539	$294,555	$197,655
Operating Expenses	(27,321)	(27,208)	(25,638)	(78,466)	(62,453)
Transportation Expenses	(6,038)	(6,492)	(5,773)	(19,472)	(24,318)
Operating Netback(1)	$70,409	$62,428	$37,128	$196,617	$110,884

G&A Expenses Before Stock-Based Compensation	$6,965	$7,610	$4,778	$22,138	$16,414
G&A Stock-Based Compensation	1,686	1,903	814	4,738	4,200
G&A Expenses, Including Stock Based Compensation	$8,651	$9,513	$5,592	$26,876	$20,614

Adjusted EBITDA(1)	$60,491	$41,634	$24,634	$163,663	$89,350

Funds Flow from Operations(1)	$55,128	$50,920	$23,527	$151,074	$68,798

Capital Expenditures	$71,694	$57,865	$25,080	$175,719	$69,667

Average Daily Volumes (BOEPD)

WI Production Before Royalties	32,570	31,437	25,835	31,305	25,730
Royalties	(5,055)	(5,014)	(3,855)	(5,052)	(3,576)
Production NAR	27,515	26,423	21,980	26,253	22,154
(Increase) Decrease in Inventory	(68)	(140)	(495)	(64)	951
Sales	27,447	26,283	21,485	26,189	23,105
Royalties, % of WI Production Before Royalties	16%	16%	15%	16%	14%

Per BOE(2)
Brent	$52.18	$50.92	$46.98	$52.59	$42.07
Quality and Transportation Discount	(11.08)	(10.73)	(12.30)	(11.38)	(10.85)
Royalties	(6.38)	(6.50)	(5.40)	(6.69)	(4.22)
Average Realized Price	34.72	33.69	29.28	34.52	27.00
Transportation Expenses	(2.02)	(2.28)	(2.47)	(2.28)	(3.32)
Average Realized Price Net of Transportation Expenses	32.70	31.41	26.81	32.24	23.68
Operating Expenses	(9.12)	(9.50)	(10.93)	(9.17)	(8.51)
Operating Netback(1)	23.58	21.91	15.88	23.07	15.17
G&A Expenses	(2.33)	(2.67)	(2.04)	(2.59)	(2.24)
Severance Expenses	(0.39)	—	—	(0.14)	(0.18)
Transaction Expenses	—	—	(2.60)	—	(1.00)
Equity Tax	—	—	—	(0.14)	(0.42)
Realized Foreign Exchange (Loss) Gain	(0.04)	—	1.24	(0.13)	0.19
Realized Financial Instruments Gain	0.10	0.16	0.19	0.18	0.06
Interest Expense, Excluding Amortization of Debt Issuance Costs	(1.12)	(0.95)	(1.26)	(1.00)	(0.69)
Interest Income	0.10	0.09	0.31	0.11	0.26
Current Income Tax Expense	(1.45)	(0.62)	(1.66)	(1.58)	(1.60)
Cash Netback(1)	$18.45	$17.92	$10.06	$17.78	$9.55

Share Information (000s)
Common Stock Outstanding, End of Period	386,873	386,742	347,292	386,873	347,292
Exchangeable Shares Outstanding, End of Period	7,899	8,030	8,380	7,899	8,380
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	394,771	398,585	321,725	397,439	304,099
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	394,775	398,585	321,725	397,451	304,099

	As at
(Thousands of U.S. Dollars)	September 30, 2017	December 31, 2016	% Change
Cash, Cash Equivalents and Current Restricted Cash and Cash Equivalents	$19,045	$33,497	(43)
Revolving Credit Facility	$120,000	$90,000	33
Convertible Senior Notes	$115,000	$115,000	—

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation and accretion ("DD&A") and asset impairment ("adjusted EBITDA"), funds flow from operations and cash netbacks are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Quarterly Report on Form 10-Q filed November 2, 2017.

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2017 results conference call on Friday, November 3, 2017. Details of the conference call are as follows:

Date:	Friday, November 3, 2017
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until November 10, 2017. In addition, an audio replay of the conference call will be available following the call until November 7, 2017. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 89553720.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer

Ryan Ellson
Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE American and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, the Company's expectations and guidance, the Company’s strategies, the Company’s operations including planned operations, oil production, and the completion of certain infrastructure.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices; potential future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products, including instability of electricity supply at our production facilities; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed March 1, 2017 and its Quarterly Reports. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2017 average WI production and fourth quarter 2017 average WI production. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Cash netback as presented is net income or loss before DD&A expenses, asset impairment, deferred income tax recovery, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale of Brazil business unit, gain on acquisition, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating and cash netbacks are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and corresponding reconciliation. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Cash Netback - Non-GAAP Measure ($000s)	2017	2017	2016	2017	2016
Net income (loss)	$3,130	$(6,807)	$(229,619)	$9,094	$(338,210)
Adjustments to reconcile net income (loss) income to cash netback
DD&A expenses	34,492	31,644	35,729	92,729	104,525
Asset impairment	787	169	319,974	1,239	469,715
Deferred income tax expense (recovery)	13,760	11,525	(110,451)	36,664	(166,202)
Amortization of debt issuance costs	643	620	2,184	1,868	2,813
Unrealized foreign exchange (gain) loss	(1,380)	3,895	2,387	(304)	2,437
Loss on sale of Brazil business unit	—	9,076	—	9,076	—
Gain on acquisition	—	—	—	—	(11,712)
Non-cash operating expenses	66	77	44	197	180
Non-cash G&A expenses	1,686	1,903	814	4,738	4,200
Unrealized financial instruments loss (gain)	1,976	(999)	2,489	(3,693)	2,262
Cash netback	$55,160	$51,103	$23,551	$151,608	$70,008

Adjusted EBITDA, as presented, is net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, asset impairment, interest expense and income tax recovery or expense. Management uses these financial measures to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to adjusted EBITDA is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Thousands of U.S. Dollars)	2017	2017	2016	2017	2016
Net income (loss)	$3,130	$(6,807)	$(229,619)	$9,094	$(338,210)
Adjustments to reconcile net income (loss) to adjusted EBITDA
DD&A expenses	34,492	31,644	35,729	92,729	104,525
Asset impairment	787	169	319,974	1,239	469,715
Interest expense	3,989	3,331	5,122	10,415	7,842
Income tax expense (recovery)	18,093	13,297	(106,572)	50,186	(154,522)
Adjusted EBITDA (non-GAAP)	$60,491	$41,634	$24,634	163,663	89,350

Funds flow from operations, as presented, is net income or loss adjusted for DD&A expenses, asset impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains, cash settlement of financial instruments, loss on sale of Brazil business unit and gain on acquisition. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2017	2017	2016	2017	2016
Net income (loss)	$3,130	$(6,807)	$(229,619)	9,094	$(338,210)
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	34,492	31,644	35,729	92,729	104,525
Asset impairment	787	169	319,974	1,239	469,715
Deferred tax expense (recovery)	13,760	11,525	(110,451)	36,664	(166,202)
Stock-based compensation expense	1,752	1,980	858	4,935	4,380
Amortization of debt issuance costs	643	620	2,184	1,868	2,813
Cash settlement of RSUs	(33)	(183)	(24)	(534)	(1,210)
Unrealized foreign exchange (gain) loss	(1,380)	3,895	2,387	(304)	2,437
Financial instruments loss (gain)	1,675	(1,447)	2,051	(5,211)	1,824
Cash settlement of financial instruments	302	448	438	1,518	438
Loss on sale of Brazil business unit	—	9,076	—	9,076	—
Gain on acquisition	—	—	—	—	(11,712)
Funds flow from operations	$55,128	$50,920	$23,527	$151,074	$68,798

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available on the Company's website at www.grantierra.com. These forms can also be obtained from the SEC website at www.sec.gov.